Exhibit 99.1
Press Release Dated January 25, 2010

NEWS RELEASE
January 25, 2010

Farmers Capital Bank Corporation Announces Appointment of
Lloyd C. Hillard, Jr. as President and Chief Executive Officer

Frankfort, Kentucky – Farmers Capital Bank Corporation (Nasdaq:  FFKT) (the “Company”) today announced that its Board of Directors has appointed Lloyd C. Hillard, Jr. as President and Chief Executive Officer of the Company, effective immediately.  Mr. Hillard replaces G. Anthony Busseni, who resigned.  Mr. Busseni also resigned as a director of the Company, effective immediately.

Mr. Hillard, 63, has served as President and Chief Executive Officer of First Citizens Bank, Elizabethtown, Kentucky, a subsidiary of the Company, since 1992, and as a director of the Company since 1996.  He will remain a director of the Company.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, and a data processing company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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